UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NANOANTIBIOTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-2510769
(State of incorporation or organization)	(I.R.S. Empl. Ident. No.)

Elliot Ehrlich

Chief Executive Officer

NanoAntibiotics, Inc.

100 Cummings Center, Suite 247-C

Beverly, MA 01915

Telephone: (305)-515-4118

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class Name of each exchange on which

to be so registered each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

(Title of class)

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Item 1. Description of Registrant's Securities to be Registered.

In the discussion that follows, we have summarized selected provisions of our Articles of Incorporation relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws. You should read the provisions of our Articles of Incorporation and our Bylaws as currently in effect for provisions that may be important to you.

Common Stock

As of the date of this registration statement, we had 300,000,000 shares of Common Stock, par value $0.0001 per share, authorized for issuance and 87,210,000 shares of Common Stock issued and outstanding.

According to our Articles of Incorporation and subject to the limitations provided by law and subject to any voting rights applicable to shares of preferred stock, holders of Common Stock shall have the sole right and power to vote on all matters which a vote of stockholders is to be taken. In all matters, with respect to actions both by vote and consent, each holder of shares of Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Company.

According to our Bylaws, each stockholder entitled to vote in accordance with the terms of the Articles of Incorporation shall be entitled to one (1) vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three (3) years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting shall be by ballot. All elections for directors shall be decided by plurality vote, and all other questions shall be decided by majority vote except as otherwise provided by the Articles of Incorporation or the laws of the State of Nevada.

The holders of the Common Stock have no preemptive or other preferential rights to purchase additional shares of any class of the Company's capital stock in subsequent stock offerings.

A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Preferred Stock

The Company authorized 10,000,000 preferred shares par value $0.001 per share. As of the date of this registration statement, no preferred shares have been issued and none are outstanding.

Shares of the Company’s preferred stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby authorized to provide for the issuance of shares of preferred stock in series, and, by filing a certificate of designations pursuant to the Nevada Revised Statutes, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors of the Company with respect to each series shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors of the Company may thereafter (except where otherwise provided in a preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) the amount payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv) dates on which dividends, if any, shall be payable;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(viii) whether the shares of the series shall be convertible into or exchangeable for shares of any other class of series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix) restrictions on the issuance of shares of the same series or of any other class or series; and

(x) the voting right, if any, of the holders of shares of the series.

Series A Units

The Company offered and sold 5,000,000 Series A Units (also referred to herein simply as the “Units”) to accredited investors in the Private Placement transaction which closed on June 30, 2013. Each Unit consists of one (1) share of Common Stock and one (1) Series A Warrant (also referred to herein simply as the “Warrant”) for the purchase of one (1) share of Common Stock at an exercise price of $0.50 per share. The Company issued an aggregate of 5,000,000 shares of Common Stock and 5,000,000 Warrants exercisable at $0.50.

Warrants

Each Warrant is exercisable into one (1) share of Common Stock at $0.50 per share of Common Stock, subject to the adjustments set forth below. As of the date of this registration statement, there are 5,000,000 Warrants outstanding.

The Warrants may be exercised, in whole or in part (but not as to fractional shares), at any time or times on or after the Initial Issuance Date (as defined in the Warrant) and on or before the Expiration Date (as defined in the Warrant) by delivery to the Company at its principal executive offices of a duly executed original, electronic of facsimile of the Notice of Exercise, a form of which is annexed to the Series A Warrant, together with aggregate purchase price for the shares of Common Stock specified in the Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank.

The exercise price of the Warrant is subject to adjustments in the event that the Company shall (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its common stock in shares of common stock, (B) subdivide outstanding shares of common stock into a larger number of shares, or (C) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, whereby the current exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding before such event and of which the denominator shall be the number of shares of common stock outstanding after such event, in accordance with the terms of the Warrant.

The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

The Warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the Warrant at the principal office of the Company or its designated agent, together with a written assignment of the Warrant duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of the Warrant not so assigned, and the Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance therewith, may be exercised by a new holder for the purchase of shares without having a new Warrant issued.

We have the option to "call" all the Warrants presently outstanding and included in the Units (the "Warrant Call"). We may exercise the Warrant Call by giving to each Warrant holder a written notice of call (the "Call Notice") during the period in which the Warrant may be exercised. The Warrant holders shall exercise their Warrant rights and purchase the shares underlying the Warrants and pay for the Warrant shares within fourteen (14) business days of the date of the Call Notice. Thereafter, the Warrants will no longer be exercisable.

Other Securities

Except as summarized herein above, the Company does not have any other equity or debt securities issued and outstanding.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

Provisions of our articles of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our articles of incorporation and our bylaws permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any designations, powers, preferences and rights as they may designate, including the right to approve an acquisition or other change in our control.

Transfer Agent and Registrar

Our independent stock transfer agent is West Coast Stock Transfer, Inc. 721 N. Vulcan Ave., Ste. 205, Encinitas, CA 92024

Item 2. Exhibits.

EXHIBIT NUMBER	DESCRIPTION	LOCATION
3.1	Articles of Incorporation	Incorporated by reference to the Company’s Registration Statement filed with the SEC on August 15, 2013

3.2	Bylaws	Incorporated by reference to the Company’s Registration Statement filed with the SEC on August 15, 2013

10.1	Subscription Agreement	Incorporated by reference to the Company’s Registration Statement filed with the SEC on August 15, 2013

10.2	Form of Warrant	Incorporated by reference to the Company’s Registration Statement filed with the SEC on August 15, 2013

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 14, 2014

NANOANTIBIOTICS, INC.

By: /s/ Elliot Ehrlich
Name: Elliot Ehrlich
Title: Chief Executive Officer